Form N-SAR
Item 77(c)



VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND, LLC

CONSENT OF SOLE SHAREHOLDER


	The undersigned, being the holder of all of the outstanding shares of common stock of Versus Capital Multi-Manager Real
Estate Income Fund (the "Company"), hereby consents to and agrees that the following resolutions be, and they hereby are, adopted as the actions of the sole shareholder of the Fund:

RESOLVED, that the Investment Management Agreement between Versus Capital Advisors LLC (the "Advisor") and the Company be, and hereby is, approved, subject to such technical or immaterial changes as the proper officers of the Company, in consultation with the Company's counsel, may determine to be necessary or appropriate; and it is further

RESOLVED, that the Investment Sub-Advisory Agreement between Callan Associates and the Advisor be, and hereby is, approved, subject to such technical or immaterial changes as the proper officers of the Company, in consultation with the Company's counsel, may determine to be necessary or appropriate; and it is further

RESOLVED, that the appointment of Grant Thornton, LLP, as the independent accountants of the Company for the fiscal year ending March 31, 2012, subject to the conditions set forth in Section 32(a) of the 1940 Act, be, and hereby is, approved; and it is further

	FURTHER RESOLVED, that this consent be filed with the Secretary of the Company.


The undersigned has executed this Consent of Sole Shareholder as of this 26 th day of August, 2011.


	VERSUS CAPITAL ADVISORS LLC


	By: /s/ Mark Quam
	Name: Mark Quam
		Title:    CEO